Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release

NASDAQ: AAII

Contacts:
Media:	Investors:
Andrea L. Johnston	James B. Sloan, Jr.
Vice President, Corporate Communications	Senior Vice President, Corporate Finance
910-254-7340	910-254-7690

aaiPharma Provides Update on the Status of its Financial Results

Reports Nasdaq Delisting Procedure and Governmental Investigations

WILMINGTON, N.C., March 30, 2004 — aaiPharma Inc. (NASDAQ: AAII) announced today that the Company will not file its 2003 Form 10-K within the 15-day extension period provided under its previously filed Form 12b-25. As announced on March 1, 2004, an independent committee consisting of all non-employee members of the Company’s Board of Directors initiated an inquiry into unusual pharmaceutical product sales activities in the second half of 2003. The independent committee is being assisted by King & Spalding LLP and Deloitte & Touche USA LLP and significant time and resources are being devoted to completing the inquiry. Although the inquiry is progressing expeditiously, no timetable has been set for the completion of the review, the completion of the audit of the Company’s 2003 financial statements, or the filing of the Form 10-K.

In the course of its recent internal reviews, the Company has become aware of certain matters that will require a material adjustment to the 2003 financial information contained in the Company’s February 5, 2004 press release and the financial statements included in its quarterly report on Form 10-Q for the period ended September 30, 2003. Material adjustments may also be required to the financial statements included in the Company’s other Form 10-Q reports filed in 2003.

Failure to file the Form 10-K on a timely basis results in a default under the Company’s senior secured credit facility. The Company has been informed by lenders under the $100 million revolving credit portion of that facility that the Company is not permitted to make any borrowings under the revolving credit facility. In addition, failure to timely file the Form 10-K may result in a default under the indenture governing the Company’s $175 million senior subordinated notes due 2010 if the filing does not occur within 60 days after notice. An aggregate interest payment of $9.6 million is due on the senior subordinated notes on April 1, 2004. Under the terms of the senior secured credit facility, the lenders under that facility have the right to block the Company from making that interest payment. The Company would be in default under the indenture if the interest payment is not made within 30 days after April 1. The Company is working to develop a plan with its lenders that would allow the interest payment to be made by April 30.

As previously announced, the Company appointed Gregory F. Rayburn to the position of interim Chief Operating Officer. Mr. Rayburn is a Senior Managing Director with FTI Consulting and a nationally recognized expert in restructuring matters. Mr. Rayburn is focusing on negotiating with existing creditors, evaluating banking proposals, and overseeing the development of operating and financial projections for the Company. Although the Company is working with lenders to establish a short-term credit facility, which is subject to approval by lenders under the senior secured credit facility and may require the approval of holders of a majority of the Company’s senior subordinated notes, it is not certain that it will be able to secure such a credit facility or other sources of liquidity that, together with operating cash flow, would be sufficient to fund operations and other cash needs.

The Company also announced today that it has received notification from the Nasdaq Stock Market that, due to the delay in filing its Form 10-K, it is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), and that its common stock would be subject to delisting at the opening of business on April 8, 2004, unless the Company requests a hearing pursuant to Nasdaq rules. The Company intends to request such a hearing. On the opening of business on April 1, 2004, Nasdaq will append a fifth character “E” to the trading symbol for the Company’s common stock, changing the symbol from AAII to AAIIE, to denote the Company’s filing delinquency.

The Company has been advised by the Office of the United States Attorney for the Western District of North Carolina that the Company may receive a subpoena from the Securities and Exchange Commission and/or a grand jury subpoena from the U.S. Attorney’s Office generally relating to the sales activity discussed in the March 1, 2004 press release issued by the Company’s Board of Directors. The Company has not yet received these subpoenas and intends to cooperate with the investigations.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the timing and results of the announced inquiry, its potential impact on the actual date that the 2003 Form 10-K is completed and filed and the ability of the Company to obtain a short-term credit facility or other sources of liquidity or to successfully implement a plan to permit interest payments to be made to holders of its senior subordinated notes.